Exhibit 99.1

MOLSON COORS COMPLETES ACQUISITION OF STARBEV

Business Renamed Molson Coors Central Europe

DENVER, Colo., and MONTREAL, Quebec – June 18, 2012 – Molson Coors Brewing Company (NYSE: TAP; TSX) today announced that it has completed its previously announced acquisition of StarBev for approximately €2.65 billion. Mark Hunter, the CEO of Molson Coors UK & Ireland business, will serve as Chief Executive Officer of the new business unit, which has been renamed Molson Coors Central Europe.

Molson Coors Central Europe employs approximately 4,100 people, operates nine breweries and sells its market-leading brands in the Czech Republic, Serbia, Croatia, Romania, Bulgaria, Hungary, Montenegro, Bosnia-Herzegovina and Slovakia. The acquisition includes Staropramen, the business unit’s flagship brand with sales in more than 30 countries worldwide.

“We are excited to complete this acquisition, which significantly enhances our growth profile and builds upon our portfolio of premium brands,” said Peter Swinburn, President and Chief Executive Officer of Molson Coors. “Since the initial announcement, we have spent considerable time in-market and engaging with the local teams. We are more excited than ever about the numerous opportunities we see in this business and in the region. Significant progress has been made in laying the foundation for a successful integration and we are confident we have the right team, experience and strategy to achieve our goals.”

Mark Hunter, Chief Executive Officer of Molson Coors Central Europe, said, “I am delighted to take the helm of the Molson Coors Central Europe business, where I will be inheriting a strong operation with great brands and a high-performing team. We have a clear plan in place to build upon the strong profile of these great brands and capitalize on an attractive and growing beer market.”

Prior to his appointment as CEO of the UK & Ireland business in 2007, Hunter served as chief commercial officer for Molson Coors Canada where he was responsible for all sales and marketing activities. He worked in a number of senior roles since joining the brewing industry in 1989, including managing the export markets and business unit strategy for Bass Brewers and marketing management of the Carling brand. He also has served on the board of Bass Brewers as marketing director and on the board of Coors Brewers Ltd. Prior to 1989, Hunter held a variety of sales positions with Hallmark Cards and Bulmers Drinks.

Overview of Molson Coors Brewing Company

Molson Coors Brewing Company is one of the world’s largest brewers. The Company’s operating segments include Canada, the United States, the United Kingdom, Central Europe, and Molson Coors International. The Company has a diverse portfolio of owned and partner brands, including signature brands Coors Light, Molson Canadian, Carling and Staropramen. Molson Coors is listed on the 2011 Dow Jones Sustainability Index (DJSI), the most recognized global benchmark of sustainability among global corporations. For more information on Molson Coors Brewing Company, visit the company’s web site, www.molsoncoors.com.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate StarBev, retain key employees and achieve planned cost synergies; pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2011, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Molson Coors Brewing Company

News Media

Colin Wheeler

(303) 927-2443

colin.wheeler@molsoncoors.com

Marie-Hélène Lagacé

514 598-6966

MarieHelene.lagace@molsoncoors.com

Investor Relations

Dave Dunnewald

(303) 927-2334

davida.dunnewald@molsoncoors.com

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